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                                    EXHIBIT 99 to
                                       FORM 8-K

                                FOR IMMEDIATE RELEASE

                        KNOXVILLE, TENNESSEE DECEMBER 3, 1997

    Photogen Technologies, Inc. (stock symbol PHGN) of Knoxville, Tennessee today announced that it has received a written notice of allowance from the United States Patent and Trademark Office on a portion of the Company's therapeutic patent application. The notice of allowance makes it likely that Photogen will receive United States patent protection on over 60 claims covering its simultaneous two photon excitation technology in a variety of applications.

    Photogen is attempting to develop proprietary laser-based technologies to enhance the safety and efficacy of photodynamic therapy (PDT) and photodynamic imaging for the diagnosis and treatment of cancer and infectious diseases.

    Because current laser activation systems for photodynamic pharmaceuticals cannot safely penetrate deeply beyond the skin, PDT has to date been limited to the treatment of topical or easily accessible cancers and other diseases. As a result, many internal organs and muscle tissue cannot be reached, except by invasive procedures. Using its proprietary two photon excitation technology, Photogen scientists have demonstrated the ability to focus laser light in phantom tissue at a depth of up to 4 cm, and believe that efficacy at greater depths may be attainable. The ability to extend the range of PDT beyond topical and intra-cavitary applications will dramatically increase the number of cancer or other diseased sites that can be treated with light-activated drugs.

    Photogen has also submitted a patent application with the U. S. Patent and Trademark Office covering its laser-based imaging technology, which is intended to employ light-activated imaging agents to detect diagnostically significant features at the cellular level. In addition, Photogen is filing divisional applications seeking patent protection on other claims covering its therapy technologies. Photogen is not aware of any developments at the
U. S. Patent and Trademark Office regarding its other divisional patent applications for its therapy technologies or its imaging technology.

     Photogen cannot provide assurances that it will successfully achieve its goals or the commercial development of its technology in the foreseeable future. The Company's success in this regard must at this time be deemed speculative. This press release contains forward-looking statements which involve risks, uncertainties and other factors that may cause Photogen's actual results or performance to differ materially from any results or performance expressed or implied by such forward looking statements. Factors that could cause or contribute to those differences include the following:

* There is a risk that some of Photogen's patent applications will not result in issued patents; and there is a risk that any issued patents will not provide Photogen with proprietary protection or competitive advantages, that they will be designed around by others, will be challenged by others and held to be invalid or unenforceable or that the patents of others will have a material adverse effect on Photogen.

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*  Photogen does not have any products for sale and has not generated revenues from sales, and does not expect to achieve revenues for at least several years. Photogen expects to incur substantial and increasing losses as its financial resources are used for product development activities (including research and development, preclinical and clinical testing, seeking regulatory approval, manufacturing and marketing) that will be necessary before commercialization of any proposed products. Photogen will require substantial additional funding (the amount of which cannot be accurately estimated at this time; however, the amount could be at least $50 million) to continue or undertake these product development activities. In addition, Photogen's profitability may be affected by the willingness of health insurers and similar organizations to reimburse for procedures using Photogen's technologies.

* Many of Photogen's competitors have substantially greater financial, technological and human resources than Photogen and have substantially greater experience in product development activities. Photogen intends to enter into collaborative relationships with third parties in connection with its product development activities, and Photogen initially will also be dependent on third parties for supplies of laser products and for supplies of photodynamic drugs. There can be no assurances that Photogen will be able to negotiate acceptable collaborative and supply arrangements or that collaborative arrangements will result in marketable products.

* Photogen's officers, directors and principal stockholders beneficially own sufficient common stock to elect the Company's directors and influence significantly the Company's business and affairs. The concentration of ownership of Photogen's stock and scarcity of shares available for purchase may affect the market and the market price for the common stock in ways that do not reflect the intrinsic value of Photogen's stock.

    For further information, please contact John Smolik, Photogen's President and Chief Executive Officer, at (423) 769-4012.









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